Release	Immediately	Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Contact	Media - Christi Dixon (314-694-1092)
Analysts - Laura Meyer (314-694-8148)

MONSANTO EXECUTIVE ADDRESSES INVESTORS AT CITI'S BASIC MATERIALS CONFERENCE

ST. LOUIS (Dec. 2, 2015) - Monsanto Company’s (NYSE: MON) Robb Fraley, Ph.D., executive vice president and chief technology officer, will address investors in New York today at Citi’s Basic Materials Conference. Fraley will discuss product performance, the company’s strategic initiatives and long-term growth drivers, future expectations and other matters related to the company’s business. Fraley’s session will begin at 2:45 p.m. ET (1:45 p.m. CT).

During the event, Fraley will confirm the company’s fiscal year 2016 earnings per share (EPS) guidance of $5.10 to $5.60 on an ongoing basis and $4.00 to $4.66 on an as reported basis. The company also will confirm fiscal year 2016 first quarter EPS guidance to be a loss in the range of ($0.23) to ($0.33) on an ongoing basis, though it will indicate that it is now expected to be closer to an ongoing loss of ($0.23) as spend and Brazil results both appear to be slightly better than originally forecasted for the first quarter of fiscal year 2016. Fiscal year 2016 first quarter EPS guidance on an as-reported basis remains a loss in the range of ($0.86) to ($1.13). (For a reconciliation of ongoing EPS, see note 1.)

The company also continues to project free cash flow in the range of $1.6 billion to $1.8 billion for fiscal year 2016. The company expects net cash provided by operating activities to be $2.7 billion to $3.1 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.3 billion.  (For a reconciliation of free cash flow, see note 1.)

A webcast link and slides for the event are available at www.monsanto.com/investors. Following the live broadcast, a replay link of the webcasts will be accessible on the Monsanto website for three weeks.

Monsanto publishes details on upcoming webcasts on its website at www.monsanto.com/investors in both the Presentation and Financial Reports section and the Calendar of Events section. Investors should look to this site as the source of information on future investor conference webcasts. The site includes a calendar of upcoming investor events, details on accessing scheduled webcasts and information from previous investor events.

About Monsanto Company
Monsanto is committed to bringing a broad range of solutions to help nourish our growing world. We produce seeds for fruits, vegetables and key crops - such as corn, soybeans, and cotton - that help farmers have better harvests while using water and other important resources more efficiently. We work to find sustainable solutions for soil health, help farmers use data to improve farming practices and conserve natural resources, and provide crop protection products to minimize damage from pests and disease. Through programs and partnerships, we collaborate with farmers, researchers, nonprofit organizations, universities and others to help tackle some of the world’s biggest challenges. To learn more about Monsanto, our commitments and our more than 20,000 dedicated employees, please visit: discover.monsanto.com and monsanto.com. Follow our business on Twitter® at twitter.com/MonsantoCo, on the company blog, Beyond the Rows® at monsantoblog.com or subscribe to our News Release RSS Feed.

Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public understanding and acceptance of our biotechnology and other agricultural products; the success of the company’s research and development activities; the outcomes of major lawsuits and the previously-announced SEC investigation; developments related to foreign currencies and economies; pursuit of acquisitions or other transactions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the recent increases in and expected higher levels of indebtedness; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters, accidents, and security breaches, including cybersecurity incidents, on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
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Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
The presentations of ongoing EPS and free cash flow are not intended to replace as-reported EPS or cash flows, and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The presentation of non-GAAP financial measures is intended to supplement investor's understanding of our operating performance. Furthermore, these non-GAAP financial measures may not be comparable to similar measures used by other companies. The following tables reconcile the non-GAAP financial metrics to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2016	Q1 2016
	Guidance	Guidance
Diluted Earnings (Loss)
per Share	$4.00-$4.66	($0.86)-($1.13)
Restructuring Charges	$0.94-$1.10	$0.63-$0.80
Diluted Earnings (Loss)
per Share from
Ongoing Business	$5.10-$5.60	($0.23)-($0.33)

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities.  With respect to the fiscal year 2016 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Fiscal Year 2016
Guidance
Net Cash Provided by Operating Activities	$2,700-3,100
Net Cash Required by Investing Activities	(1,100)-(1,300)
Free Cash Flow	$1,600-1,800
Net Cash Required by Financing Activities	N/A
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A
Net Increase (Decrease) in Cash and Cash Equivalents	N/A
Cash and Cash Equivalents at Beginning of Period	N/A
Cash and Cash Equivalents at End of Period	N/A